Exhibit (4)(A7)

Teachers Insurance and Annuity Association of America

(TIAA)

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [800-842-2733]

Supplement to Your TIAA Retirement Annuity Contract

Effective Date: [Attached at issue/Specific Date/Upon Receipt]

This Supplement is part of your contract issued by Teachers Insurance and Annuity Association of America (“TIAA”). It provides additional detail about the terms of your employer plan. Your rights to receive any benefit, or exercise any option, right, and privilege under your contract is subject to these terms. If any such supplement was previously issued in connection with your contract it is superseded by this supplement. The provisions described in this supplement are as of its effective date. TIAA will issue a revised supplement as soon as practicable and no less than semiannually, but only in the event such provisions change. The contract is subject to the provisions, terms and conditions of the employer plan. Any payment, distribution, transfer, or other rights exercised under the contract shall comply with any applicable terms, provisions, and conditions of the employer plan as determined by the plan administrator, trustee, or other plan designated fiduciary. However, under no circumstances can the employer plan expand the rights or terms under the contract or impose any responsibilities or duties on TIAA not specifically set forth in the contract.

Plan Type

Your plan is designed to conform with [IRC Section 401(a), 401(k), 403(a), 403(b), 457(b), 457(f), 415, other.]

Plan Name

[ABC University 403b plan]

Contract Number

[Q147521]

Terms Pertaining to Vesting

Your right to receive and exercise every benefit, option, right and privilege including but not limited to the election of income benefits, death benefits, and withdrawals conferred by this contract is not vested in you and is subject to the following vesting schedule: [All amounts 100% vested]

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[Terms pertaining to Your Account Allocation and Internal Transfer Choices]

[Any plan-specific terms described below are constrained by your contract’s requirement that any transfers from the TIAA Traditional Annuity accumulation can only be effected by way of a Transfer Payout Annuity. TIAA Traditional Annuity Accumulations cannot be transferred in a single sum. Any description of the availability of such transfers in this supplement, is limited to any separate account accumulations under your contract.]

[The following Accounts are available as a destination for allocation of premiums and internal transfers:]

[TIAA Traditional]

[The following Accounts are available for premium allocation:]

[TIAA Traditional]

[The following Accounts are available as a destination for internal transfers:]

[TIAA Traditional]

[Your plan limits your transfers to the [xyz account] to no more than [x] transfers per [period of time.] ]

[In the absence of instructions from you to the contrary, your premiums will be allocated as follows: [plan specific percentages] ]

[Terms Pertaining to Your Death Benefits]

[If you die before your annuity starting date your spouse, if living, has the right to a death benefit of at least [xx%] of any part of your accumulation [unless a waiver from your spouse is provided as described below]. ]

[Your beneficiary designations must comply with the following: [xyz designated as a beneficiary ] ]

[If you have not made a valid beneficiary designation your death benefit will be paid to: [Plan specific default] ]

[The single sum death benefit method of payment of the Death Benefit is not available under your plan ]

[The one-life annuity method of payment of the Death benefit is not available under the terms of your plan. ]

[The fixed-period annuity method of payment of the Death benefit is not available under the terms of your plan. ]

[The Minimum Distribution method of payment of the Death benefit is not available under the terms of your plan. ]

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[Terms Pertaining to the Availability of Withdrawals]

[Any plan-specific terms described below are constrained by your contractual terms which provide that no Lump Sum benefits or single sum withdrawals of your TIAA Traditional Annuity accumulation, or any portion thereof, are ever available. Any description of the availability of such distributions in this supplement, is limited to any separate account accumulations under your contract.]

[Lump-sum benefits [from the xyz account(s)] are not available under your plan while you are employed by your employer. ]

[There is a [xx][*] day waiting period from the separation service date to request a distribution.]

[Lump-sum benefits [from the xyz accounts] [attributable to [employer/employee contributions]] are not available under your plan [before you attain age xx][before [[xx] years of service] ].

[If you have a severance from employment with your employer, we may choose to distribute your accumulation to you as a lump-sum benefit (without surrender charge) subject to the restrictions on mandatory distributions under the IRC.]

[Your employer must approve any request for a lump-sum benefit.]

[Your plan does not restrict lump-sum benefits after you reach age [70 1⁄2] regardless of employment status.]

A) [As a 401(k) plan, your ability to elect a distribution as available under the terms of your contract is also subject to the applicable provisions of the IRC. IRC Section 401(k) prohibits the distribution of the portion of your accumulation attributable to premiums paid as elective deferrals, except as a tax-free transfer to another funding vehicle, until you:

A)	attain age 59 1⁄2, in the case of a profit-sharing plan;

B)	have a severance from employment with respect to the employer under whose plan the aforementioned portion is attributable;

C)	die;

D)	become disabled within the meaning of IRC Section 72(m)(7);

E)	encounter financial “hardship” within the meaning of IRC Section 401(k);

or, if earlier, upon the occurrence of any of the events described in IRC Section 401(k)(10).

In the case of hardship, IRC Section 401(k) requires that any earnings credited after December 31, 1988 be unavailable for distribution.

Any request for an early withdrawal due to disability, hardship, or severance from employment must be submitted with evidence of the disability, hardship, or severance from employment on forms satisfactory to TIAA and not inconsistent with applicable law.]

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B) [As a 403(b) plan, your ability to elect a distribution as available under the terms of your contract is also subject to the applicable provisions of the IRC. In general, IRC Section 403(b) prohibits the distribution to you of the portion of your accumulation equal to:

A)	amounts attributable to funds transferred to this contract from a custodial account established under IRC Section 403(b)(7); plus

B)	amounts attributable to premiums paid to an IRC Section 403(b)(1) annuity contract as elective deferrals under a salary reduction agreement (within the meaning of IRC Section 403(b)(11)); less

C)	the value, if any, of the amounts described in B) determined as of December 31, 1988.

until you:

(1)	reach age 59 1⁄2;

(2)	have a severance from employment with respect to the employer under whose plan the aforementioned portion is attributable;

(3)	die;

(4)	become disabled within the meaning of IRC Section 72(m)(7); or

(5)	encounter financial “hardship” within the meaning of IRC Section 403(b).

In the case of hardship, IRC Section 403(b) generally requires that any earnings credited after December 31, 1988 and any contributions paid after December 31, 1988 to a custodial account established under IRC Section 403(b)(7) that are not elective deferrals under a salary reduction agreement, will not be available for distribution.

Any request for an early withdrawal due to disability, hardship, or severance from employment must be submitted with evidence of the disability, hardship, or severance from employment on forms satisfactory to TIAA and must not be inconsistent with applicable law.]

[Hardship withdrawals as described above are not available from amounts attributable to [employer/employee] contributions.]

[As a 457(b) plan, the plan prohibits distributions or the payment of benefits from your accumulation under the plan, except as a tax-free transfer to another funding vehicle, until:

A)	the calendar year in which you attain age 70 1⁄2;

B)	you have a severance from employment with respect to the employer under whose plan the aforementioned portion is attributable; or

C)	you encounter an “unforeseeable emergency” within the meaning of IRC Section 457(d).]

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[Terms Pertaining to Loans ]

[Loans are not permitted under your contract however loans are available under your plan under a Retirement Loan annuity contract issued to your employer.]

[Loans are not permitted under your plan.]

[Terms Pertaining to Spousal Waivers

If you are married, your spouse must consent to a waiver of his or her rights to survivor benefits before you can choose:

[- an income option other than a two-life annuity with your spouse as second annuitant; or]

[- beneficiaries who are not your spouse for more than the percentage of the death benefit allowed by the employer plan; or]

[- a lump-sum benefit; or]

[- a loan.]

Any required waiver must be received, in a form satisfactory to TIAA, or we must receive satisfactory verification that your spouse cannot be located. A waiver of rights with respect to an income option or a lump-sum benefit must be made in accordance with the IRC and ERISA, or the applicable provisions of your employer plan. A waiver of the survivor death benefit may not be effective if it is made prior to the earlier of the plan year in which you reach age 35 or your severance from employment of your employer.

Verification of your marital status may be required, in a form satisfactory to TIAA, for purposes of establishing your spouse’s rights to benefits or a waiver of these rights. You may revoke a waiver of your spouse’s rights to benefits at any time during your lifetime and before the annuity starting date. Your spouse may not revoke a consent after the consent has been given. ]

[Terms Pertaining to Income Benefits]

[If you are married on your annuity starting date, your income benefit must be paid under a two-life annuity with your spouse as second annuitant and which provides a survivorship benefit of at least [xx%] [unless a waiver from your spouse is provided as described above]. ]

[You may not elect an income option to begin before you attain age [xx] ].

[The only income option(s) you may elect are as follows: [name of option(s) ]

[If you have not elected an income option by your required beginning date you will be deemed to have elected the following option: [name of option] ].

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[Your employer must approve any request to begin income benefits.]

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